Exhibit 99.3

SCHEDULE A

Funds

Date	Number of Shares Bought	Price Per Share($) (1)(2)
12/05/2024	2,537	44.24001	(3)
12/06/2024	6,265	44.28617	(4)
12/09/2024	3,234	44.30376	(5)
12/10/2024	433	44.21229	(6)
01/21/2025	1,532	44.58736	(7)

TB(1) Excludes commissions and other execution-related costs.

(2) Upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares bought or sold (as the case may be) at each separate price will be provided.

(3) Reflects a weighted average purchase price of $44.24001 per share, at prices ranging from $44.18 to $44.285 per share.

(4) Reflects a weighted average purchase price of $44.28617 6per share, at prices ranging from $44.18 to $44.33 per share.

(5) Reflects a weighted average purchase price of $44.30376 per share, at prices ranging from $44.22 to $44.41 per share.

(6) Reflects a weighted average purchase price of $44.21229 per share, at prices ranging from $44.14 to $44.25 per share.

(7) Reflects a weighted average purchase price of $44.58736 per share, at prices ranging from $44.58 to $44.6 per share.